COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIODS ENDED AS OF JUNE 30, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of June 30, 2004

	2004	2003

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	84,109,068	157,699,318

Net income (Gain/Losses)	9,832,965	8,274,235

Result in sales of assets	8,118	27,717

Gain (loss) in sale of fixed assets	8,118	27,717

Charges (credits) to income not affecting cash flows:	150,552,142	155,126,974

Depreciation	132,319,041	133,270,126
Intangibles amortization	1,247,273	873,837
Write-off and provisions	14,293,841	15,511,230
Equity earnings from related companies (less)	-177,740	-487,860
Equity losses from related companies	93,651	275,552
Amotization of goodwill	5,726,496	7,590,345
Price-level restatement (net)	-702,772	1,277,345
Gain (loss) on foreign currency transactions	-2,131,583	-959,173
Other credits not affecting cash flows	-592,339	-4,128,316
Other charges not affecting cash flows	476,274	1,903,888

Decrease (increase) in current assets:	-36,110,412	4,336,966

(Increase) Decrease in trade receivables	-12,717,231	-16,036,232
(Increase) Decrease in inventories	-14,411,579	-6,443,781
(Increase) Decrease in other current assets	-8,981,602	26,816,979

Increase (decrease) in current liabilities:	-40,101,878	-10,079,161

Increase (decrease) in due to related companies,
related with operating activities	-40,117,704	-16,731,284
Increase (decrease) in accrued interest payable	2,659,686	1,499,559
Increase (decrease) in income tax payable, net	7,268,258	9,473,639
Increase (decrease) in other accounts payable
related with non operating result	-8,873,036	-7,745,532
Increase (decrease) in value-added tax, net, and other	-1,039,082	3,424,457

Income ( loss) of minority interest	-71,867	12,587

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIODS ENDED AS OF JUNE 30, 2004 AND 2003
Figures in Thousands of Constant Ch$ as of June 30, 2004

	2004	2003

NET CASH PROVIDED BY FINANCING ACTIVITIES	23,702,084	-117,676,773

Liabilities with the public	34,292,228	19,914,500
Other financing disbursements	74,592	0
Repayment of dividends (less)	-3,135,079	-
Repayment of loans (less)	-3,187,674	-89,748,270
Repayment of liabilities with the public (less)	-4,341,983	-47,843,003

NET CASH USED IN INVESTING ACTIVITIES	-48,388,884	-39,785,324

Sale of fixed assets	76,605	-
Sale of permanent investments	9,130,225	-
Sale of other investments	-	50,048,175
Other revenues from investments	-	206
Additions to fixed assets (less)	-53,308,018	-73,055,747
Investments in financial instruments (less)	-3,082,801	-15,006,535
Other investment disbursements (less)	-1,204,895	-1,771,423

NET CASH FLOW FOR THE PERIOD	59,422,268	237,221

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-640,197	-535,244

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	58,782,071	-298,023

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	33,597,302	21,413,474

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	92,379,373	21,115,451

Última actualización 22/07/04
Por Telefónica CTC Chile